Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-289589 and 333-289997) on Form S-3 and Registration Statements (Nos. 333-258416 and 333-286973) on Form S-8 of Immuneering Corporation of our report dated March 6, 2026, relating to the consolidated financial statements of Immuneering Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of Immuneering Corporation for the year ended December 31, 2025.

/s/ RSM US LLP
Boston, Massachusetts
March 6, 2026